Exhibit 10.2

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2021 (this “Agreement”), by and among IKONICS Corporation, a Minnesota corporation (“Parent”), Telluride Holdings, Inc.,(1) a Delaware corporation (“Holdco”), [●], as Rights Agent (the “Rights Agent”), and [●], in [its/his/her] capacity as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”).

Recitals

WHEREAS, Parent, Holdco, Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of Holdco (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of Holdco (“Merger Sub II”), and TeraWulf, Inc., a Delaware Corporation (“Company”), entered into an Agreement and Plan of Merger dated as of June 24, 2021 (the “Merger Agreement”), pursuant to which Merger Sub I shall merge with and into Parent (the “First Merger”) with Parent surviving as a wholly owned direct subsidiary of Holdco and, immediately following the First Merger, Merger Sub II shall merge with and into Company (the “Second Merger”), with Company surviving the Second Merger as a wholly owned direct subsidiary of Holdco;

WHEREAS, the Merger Agreement provides that Parent shall enter into this Agreement with the Rights Agent at or prior to the effective time of the First Merger (the “First Effective Time”);

WHEREAS, the Merger Agreement contemplates that, following the effectiveness of the Second Merger (the “Second Effective Time”), Parent and its applicable subsidiaries intend to engage in a transaction or series of transactions involving the divestiture, assignment and other disposition of all assets of Parent and/or its subsidiaries that are related to Parent’s Legacy Business (such transaction or series of transactions, the “Legacy Sale”);

WHEREAS, the Merger Agreement contemplates that net proceeds to be realized from the Legacy Sale shall be paid to the existing shareholders of Parent as of the First Effective Time and that such payment shall be made pursuant to a CVR (as hereinafter defined);

WHEREAS, pursuant to the Merger Agreement at the First Effective Time as a result of the First Merger each share of Parent Common Stock (as defined in the Merger Agreement) issued and outstanding as of immediately prior to the First Effective Time shall, amongst other things, automatically be converted into and exchanged for one (1) CVR to be issued by Holdco on the terms and subject to the conditions hereinafter described;

WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the issuance of the CVRs (as hereinafter defined) to those shareholders of Parent entitled to receive CVRs and performing the other services described in this Agreement; and

NOW THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto, intending to be legally bound, agree as follows:

(1) Entity name subject to change.

ARTICLE I

DEFINITIONS

Section 1.1.    Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean U.S. dollars;

(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)    wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.1(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(j)    the word “or” shall be disjunctive but not exclusive;

(k)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;

(m)   the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(o)    references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice; and

(p)    capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

“CVR Escrow” means a segregated escrow account in which all: (i) Net Proceeds, and (ii) the Reserve Fund amounts, if any, will be held until disbursed pursuant to the terms of this Agreement.

“CVR Holders’ Representative” shall initially have the meaning set forth in the Preamble to this Agreement; provided, however, that, if the initial CVR Holders’ Representative shall resign from such position or otherwise cease to serve, whether by death or permanent disability, an officer of Parent shall serve as the successor CVR Holders’ Representative; provided, that any person serving as the successor CVR Holders’ Representative shall be reasonably acceptable to the Company.

“CVR Payment” has the meaning set forth in Section 2.5(b).

“CVR Payment Amount” means with respect to any Legacy Monetization for which a Disposition Agreement is entered into following the Second Effective Time but prior to the expiration of the CVR Term, (a) 95% of Net Proceeds in respect of each respective item of Gross Proceeds received by Parent, Holdco or any of its Affiliates as a result of such Legacy Monetization determined when such Gross Proceeds are actually received, less (b) any Reserve Fund amounts. Notwithstanding the foregoing, any CVR Payment Amount that is less than $1,000,000 shall be aggregated with the next subsequent CVR Payment Amount, and, if not paid prior thereto, included in the Final CVR Payment along with any remaining cash held by Parent or any of its subsidiaries not subject to the Reserve Fund.

“CVR Payment Date” means the sixtieth (60th) day after the end of the CVR Payment Period in which a respective item of Gross Proceeds is received by Parent.

“CVR Payment Period” means each calendar quarter after the Second Effective Time until all payment obligations under this Agreement, whether or not contingent, have been satisfied in full, with the first CVR Payment Period commencing on the date hereof and ending on [●], 2021.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement prepared by Holdco, setting forth in reasonable detail, (i) the CVR Payment Amount for such CVR Payment Period, (ii) the total amounts received during such CVR Payment Period from each Legacy Monetization, (iii) any Monetization Expenses incurred during such CVR Payment Period, and (iv) as to each Holder, such Holder’s Pro Rata Payment Amount in respect of the applicable CVR Payment Amount.

“CVR Register” has the meaning set forth in Section 2.4(b).

“CVR Registrar” has the meaning set forth in Section 2.4(b).

“CVRs” means the contingent value rights issued by Holdco as contemplated by this Agreement. All CVRs shall be considered as part of and shall constitute a single class of interests arising under contract as set forth herein.

“CVR Term” means the period of time beginning on the Second Effective Time and ending on the date that is eighteen (18) months following the Second Effective Time.

“Disposition Agreement” means a definitive agreement, contract or other document entered into by Parent providing for the sale, transfer, disposition, spin-off, or license of all or any portion of the Legacy Business (other than sales of inventory and services in the ordinary course of business).

“DTC” means The Depository Trust Company or any successor thereto.

“First Effective Time” has the meaning set forth in the Recitals.

“Final CVR Payment” means the CVR Payment Date on which the last CVR Payment related to all Legacy Monetization is made, which CVR Payment may be after the end of the CVR Term to the extent a Legacy Monetization occurs during the final CVR Payment Period within the CVR Term or a payment is due out of the Reserve Fund.

“Gross Proceeds” means all cash or cash proceeds (and the fair market value, as reasonably determined by Holdco, as of the time of receipt of such non-cash consideration, of all non-cash consideration such as stock or marketable securities) actually received by Holdco or its Affiliates in respect of a Legacy Monetization.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Legacy Business” means the business and operations of Parent substantially as conducted during the twelve months preceding the First Effective Time, including any and all cash, other assets, properties, and equipment of Parent in existence as of the First Effective Time.

“Legacy Monetization” means the sale, transfer, disposition, spin-off, or license of all or any part of the Legacy Business, which transaction is consummated during the CVR Term, including for the avoidance of doubt any Legacy Sale. A Legacy Monetization will also include the distribution of any cash or cash equivalents (“Legacy Cash”) that are a part of the Legacy Business in any amount that is in excess of the liabilities and obligations relating to Parent at the First Effective Time or of the Legacy Business from time to time.

“Legacy Shareholders” has the meaning set forth in Section 2.2.

“Monetization Expenses” means:

(a)    any costs and expenses incurred or accrued relating to an unpaid invoice by Parent, Holdco or any of their Affiliates as a result of pursuing, negotiating, entering into and completing any Legacy Monetization and any other brokerage fee, finder’s fee, success fees, transaction fees, service fees, filing fees, commission, accountant fees, advisor fees, legal fees and similar items incurred as a result of pursuing, negotiating, entering into and completing any Legacy Monetization, provided, however, that, in each case, in no event shall the Monetization Expenses include any internal administrative or similar expenses or fees payable by Parent in connection with its general overhead;

(b)    any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Parent, Holdco or any of their Affiliates (regardless of whether the due date for such Taxes arises during or after the CVR Term) and, without duplication, any income or other similar Taxes payable by Parent, Holdco or any of their Affiliates that would not have been incurred by Parent, Holdco or any of their Affiliates but for the Legacy Monetization or Gross Proceeds; provided that such Taxes shall be computed after taking into account any available net operating loss carryforwards or other Tax attributes existing as of the First Effective Time actually realized or realizable by Parent, Holdco or their Affiliates in the tax year in which the applicable Legacy Monetization is consummated;

(c)    to the extent not paid with Legacy Cash or by revenue generated solely by the Legacy Business prior to the closing of the applicable Legacy Monetization, any costs or expenses incurred by Parent, Holdco or any of their Affiliates in respect of the performance of this Agreement following the First Effective Time, including preserving and maintaining and operating the Legacy Business, indemnification expenses with respect to the Legacy Business, allocation of rent expenses or in respect of its performance of any Contract in connection with the Legacy Business, including any costs related to the prosecution, maintenance or enforcement by Parent, Holdco or any of their Affiliates of intellectual property rights in the Legacy Business;

(d)    any loss, liability, damage, judgment, fine, penalty, cost or expense incurred or accrued by Parent, Holdco or any of their Affiliates arising out of any third‑party claims, demands, actions, or other proceedings relating to any disposition of the Legacy Business, including indemnification obligations of Parent, Holdco or any of their Affiliates set forth in any Disposition Agreement;

(e)    any loss, liability, damage, judgment, fine, penalty, cost or expense incurred or accrued by Parent, Holdco or any of their Affiliates arising out of or in respect of establishing and maintaining the CVRs, including any fees, costs or expenses incurred in connection with (i) retaining or appointing the Rights Agent, (ii) defending against or, if applicable, satisfying any entitlement in respect of, any and all claims brought in connection with or related to the CVRs, (iii) if required by the SEC at any time, causing the CVRs to become registered, (iv) any fees and out-of-pocket expenses of the Rights Agent and CVR Holders’ Representative and (v) any costs and expenses arising in respect of the rights of the Rights Agent contemplated by Section 3.2(e) or Section 3.2(f);

(f)    to the extent not paid by revenue generated solely by the Legacy Business prior to the closing of the applicable Legacy Monetization, any Liabilities borne by Parent, Holdco or any of their Affiliates pursuant to any Contract or Disposition Agreement primarily related to the Legacy Business, including costs or severance payments and benefits arising from the termination thereof and the termination of employees of Parent, Holdco or any of their Affiliates whose position related primarily to the Legacy Business;

(g)    any costs or expenses incurred or accrued by Parent, Holdco or any of their Affiliates in complying with post-closing seller obligations agreed to in connection with any Legacy Monetization, to the extent that the cost thereof is not payable by the purchaser in such Legacy Monetization, including, without limitation the cost of providing transition services, support services, shared space, etc.;

(h)    without duplication, any portion of the Gross Proceeds withheld at closing, placed in escrow or subject to any post-closing claw-back, indemnification claim or purchase price adjustment (it being understood that at such time as any such amounts are released from escrow or otherwise paid and no longer subject to any indemnification claim, such amounts cease to be Monetization Expenses and shall be included in Net Proceeds); and

(i)    any bonuses, payments or other amounts paid to employees of the Legacy Business, Legacy Sub, Parent or Holdco as a result of any Legacy Monetization or Legacy Sale.

“Net Proceeds” means, with respect to each respective Legacy Monetization, the excess, if any, of (i) all Gross Proceeds less (ii) all Monetization Expenses to the extent not taken into account in determining the Net Proceeds of any prior or concurrent Legacy Monetization. For clarity, to the extent Monetization Expenses exceed Gross Proceeds for any CVR Payment Period, any excess Monetization Expenses shall be applied against Gross Proceeds in subsequent CVR Payment Periods.

“Notice of Objection” has the meaning set forth in Section 2.5(a).

“Pro Rata Payment Amount” means, with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“Permitted Transfer” means: (i) a transfer of any portion or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries under the terms of such trust; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) a transfer from a participant’s account in a tax‑qualified employee benefit plan to the participant or to such participant’s account in a different tax‑qualified employee benefit plan or to a tax‑qualified individual retirement account for the benefit of such participant; or (vi) a transfer from a participant in a tax‑qualified employee benefit plan, who received the CVRs from such participant’s account in such tax‑qualified employee benefit plan, to such participant’s account in a different tax‑qualified employee benefit plan or to a tax‑qualified individual retirement account for the benefit of such participant.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Reserve Fund” means, (i) with regard to each particular Legacy Monetization other than a distribution of Legacy Cash, a reasonable amount to be determined by Parent, acting reasonably, not to exceed 10.0% of the Gross Proceeds of such Legacy Monetization, which is to be retained as part of the CVR Escrow in accordance with this Agreement to satisfy any indemnification obligations of Parent or Holdco contained in any Disposition Agreement for such Legacy Monetization in excess of any escrow fund established pursuant to such Disposition Agreement for purposes of satisfying Parent and/or Holdco’s indemnification obligations thereunder, (ii) such other amount as Parent and Holdco, acting reasonably, determine should be retained to satisfy Retained Liabilities.

“Retained Liabilities” means the current liabilities of Parent or any of its subsidiaries plus any contingent liabilities, as would be reflected on such entity’s balance sheet prepared in conformity with generally accepted accounting principles in the United States of America as of the end of any CVR Payment Period or time of payment, other than those liabilities that have been fully assumed by a counterparty in a Legacy Monetization transaction.

“Second Effective Time” has the meaning set forth in the Recitals.

“Surviving Person” has the meaning set forth in Section 6.2.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1.    Appointment of Rights Agent. Parent and Holdco hereby appoint [●] to act as the Rights Agent for Parent and/or Holdco in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2.    Issuance of CVRs. The CVRs shall be issued and distributed by the Rights Agent after the First Effective Time to the Persons who as of the close of trading on the Nasdaq Capital Market on the Business Day before the First Effective Time are shareholders of record of Parent (the “Legacy Shareholders”). Each Legacy Shareholder is entitled to one (1) CVR for each share of Parent Common Stock held by such Legacy Shareholder as of immediately prior to the First Effective Time.

Section 2.3.    Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.4.    No Certificate; Registration; Registration of Transfer; Change of Address.

(a)    The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b)    The Rights Agent shall keep a register (the “CVR Register”) for the registration of the CVRs. The Rights Agent is hereby initially appointed as the registrar and transfer agent (the “CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing shares of Parent Common Stock held by DTC on behalf of the street holders of the shares of Parent Common Stock held by such holders as of immediately prior to the First Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under this Agreement, the Rights Agent will accomplish the payment to any former street name holders of shares of Parent Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)    Subject to the restriction on transferability set forth in Section 2.3, every request made to effect a Permitted Transfer of a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to Holdco and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Holdco and the CVR Registrar (including opinions of counsel), if appropriate. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with applicable Law and the terms and conditions set forth herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Holdco, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not approved by CVR Registrar and duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder. Holdco and the Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable).

(d)    A Holder (or the CVR Holders’ Representative, on behalf of a Holder) may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

(e)    Parent will provide written instructions to the Rights Agent for the issuance of CVRs to holders of Parent Common Stock as of immediately prior to the First Effective Time. Subject to the terms and conditions of this Agreement and Holdco’s prompt confirmation of the First Effective Time, the Rights Agent shall effect the issuance of the CVRs, less any applicable withholding tax, to each holder of Parent Common Stock as of the First Effective Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.5.    Payment Procedures.

(a)    No later than forty‑five (45) days prior to the end of each CVR Payment Date during the CVR Term in which Holdco or its Affiliates received Gross Proceeds, Holdco shall deliver or cause to be delivered to the CVR Holders’ Representative and Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, Holdco shall provide the CVR Holders’ Representative and Rights Agent with reasonable documentation to support its calculation of the CVR Payment and Monetization Expenses. Upon the CVR Holders’ Representative’s request, Holdco shall make its accounting personnel available during normal business hours to the CVR Holders’ Representative or its authorized representative to discuss and answer questions with respect to the calculation of the CVR Payment Amount. Within fifteen (15) days after the CVR Holders’ Representative’s receipt of all information contemplated by this Section 2.5(a), the CVR Holders’ Representative may deliver a written notice to Holdco (with a copy to the Rights Agent) specifying that the CVR Holders’ Representative objects to the indicated CVR Payment Amount on the basis of manifest error (a “Notice of Objection”), and stating the reason upon which the CVR Holders’ Representative made such determination. Any Notice of Objection shall identify in reasonable detail the nature of any proposed revisions to the CVR Payment. Any dispute arising from a Notice of Objection shall be resolved by an independent third party accounting firm selected by Holdco and the CVR Holders’ Representative (and subject to the execution of a reasonable and customary non-disclosure agreement), whose decision shall be binding on the parties hereto and each Holder. The fees charged by the valuation expert referenced in the foregoing sentence shall be allocated between Holdco and the Holders (by deduction from the CVR Payment Amount) in the same proportion that the disputed amount of the CVR Payment Amount that was unsuccessfully disputed by (as finally determined by the valuation expert) bears to the total disputed amount of the CVR Payment Amount.

(b)    On or before each CVR Payment Date, Holdco shall deliver to the Rights Agent the applicable CVR Payment Amount for such CVR Payment Date (such payment a “CVR Payment”) and the Rights Agent shall promptly deliver to each Holder the Pro Rata Payment Amount of such Holder in respect of such CVR Payment as reflected on the applicable CVR Payment Statement. It is understood that all Monetization Expenses shall be applied in full (but without duplication) against respective Gross Proceeds. Any Reserve Fund amounts in the CVR Escrow established for a Legacy Monetization shall be released from such Reserve Fund to Holders based on such upon the later of: (i) twelve (12) months following the consummation of the applicable Legacy Monetization; and (ii) the expiration of any generally applicable indemnity escrow established for purposes of breaches of Parent or Holdco’s representations and warranties in any Disposition Agreement; provided that any Reserve Fund amounts in the CVR Escrow Account in respect of any Retained Liability shall be released from such Reserve Fund to Holders following (x) the full satisfaction of such Retained Liability (in which case the amount released shall only be the excess of the amount so reserved over the amount required to satisfy such Retained Liability), (y) the assumption by a third party of such Retained Liability, or (x) the expiration or termination of Holdco’s, Parent’s or any of their subsidiaries further liability in respect of such Retained Liability. Thereafter, any amounts that have been released to Holdco from the Reserve Fund shall be included by Holdco in the CVR Payment Amount paid on the next CVR Payment Date.

(c)    All payments by Holdco hereunder shall be made in U.S. dollars. Holdco shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Holdco is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended or succeeded, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 2.6.    No Voting, Dividends or Interest; No Equity or Ownership Interest in Holdco.

(a)    The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.

(b)    The CVRs shall not represent any equity or ownership interest in Parent (or in any constituent company to the First Merger or the Second Merger), in Holdco or in the Legacy Business or other assets of Parent or Holdco. It is hereby acknowledged and agreed that the CVRs shall not represent a security of Parent or Holdco. The rights or remedies of the holders of CVRs are contractual rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property is the right to receive any applicable CVR Payment Amount from Holdco in accordance with the terms hereof.

(c)    Each Holder acknowledges and agrees to the appointment and authority of the CVR Holders’ Representative to act as the exclusive representative, agent and attorney‑in‑fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

(d)    It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent and Holdco’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Legacy Monetization will occur prior to the expiration of the CVR Term and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount.

Section 2.7.    Discretion and Decision Making Authority; No Fiduciary Duty.

(a)    Until the expiration of the CVR Term, the CVR Holders’ Representative and Holdco shall cooperate to use commercially reasonable efforts to continue to operate the Legacy Business in the ordinary course and pursue and consummate a Legacy Monetization, on terms mutually acceptable to the CVR Holders’ Representative, Holdco and Parent, acting reasonably. In furtherance of the foregoing:

(i)    Holdco shall not, directly or indirectly before the expiration of the CVR Term, sell, transfer, dispose, spin-off, or license all or part of the Legacy Business or use Legacy Cash, except (A) to satisfy any Monetization Expenses, (B) pursuant to the Legacy Monetization agreed to by the CVR Holders’ Representative or (C) in the ordinary course of business of the Legacy Business consistent with past practice;

(ii)    Holdco shall not, directly or indirectly before the expiration of the CVR Term, terminate or wind down the Legacy Business other than in connection with a Legacy Monetization agreed to by the CVR Holders’ Representative; and

(iii)    Concurrently with the payment of the Final CVR Payment, Parent shall pay $[●] to the CVR Holders’ Representative as compensation for services rendered by the CVR Holders’ Representative pursuant to this Agreement.

(b)    The CVR Holders’ Representative, after good faith discussions with Holdco, shall be entitled to be reimbursed from the CVR Escrow for direct costs and expenses related to any Legacy Monetization (it being understood that the reimbursement of such costs and expenses shall be deemed Monetization Expenses).

(c)    It is acknowledged and agreed that nothing in this Agreement shall require Parent, Holdco or any of their respective Affiliates to agree to or otherwise become subject to any unreasonably burdensome conditions, liabilities or obligations with respect to any Legacy Monetization. It is further acknowledged and agreed that until the expiration of the CVR Term, the officers of Parent shall have discretion with respect to the Legacy Monetization; provided, that the terms of any Legacy Monetization shall be mutually agreeable to HoldCo, Parent and CVR Holders’ Representative.

(d)    It is acknowledged and agreed that none of Parent, Holdco or any of their respective Affiliates, directors, officers, employees, agents or representatives owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto. Accordingly, Parent, Holdco and their respective Affiliates, directors, officers, employees, agents or representatives intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.7(c) is an essential and material term of this Agreement. Without limiting the foregoing, nothing set forth in this Agreement shall require Holdco or Parent to guarantee, assume, underwrite or otherwise become liable for any duty or obligation of Parent in respect of any Legacy Monetization, nor shall Holdco or Parent be obligated to enter into or otherwise be or become party to any Disposition Agreement; provided, that Parent shall use reasonable efforts to make available to Holdco upon reasonable request all such information and materials as are reasonably necessary or advisable for Holdco to evaluate the terms and conditions of any proposed Legacy Monetization and to otherwise reasonably cooperate with Holdco in connection with its evaluation thereof. Except as expressly set forth herein, none of Parent, Holdco or any of their respective Affiliates, directors, officers, employees, agents or representatives shall have any obligation or liability whatsoever to any Holder relating to or in connection with any action, or failure to act, with respect to the sale of the Legacy Business. Following the CVR Term, Parent, Holdco and their respective Affiliates, directors, officers, employees, agents or representatives shall be permitted to take any action in respect of the Legacy Business in order to satisfy any wind-down Liabilities associated with the Legacy Business.

(e)    It is acknowledged and agreed that no director, officer, employee, agent or representative of Parent, Holdco or any of their respective Affiliates shall have any liability for any obligations of Parent, Holdco, the Rights Agent or the CVR Holders’ Representative under this Agreement or under the CVRs for any claim based on, in respect of or by reason of such obligations or the creation of the CVRs. By accepting a CVR each Holder waives and releases all such liability and all such claims. The waiver and release are part of the consideration for the issuance of the CVRs.

(f)    It is acknowledged and agreed that, except as expressly provided (i) in this Section 2.7 or (ii) in Section 3.2(e) and Section 3.2(f), Parent, Holdco and their respective Affiliates shall have no obligation to incur Monetization Expenses or otherwise to seek or support Legacy Monetizations. Holdco’s, Parent’s and their respective Affiliates’ sole responsibility as to Legacy Monetization activities is as set forth in this Section 2.7. Except as expressly provided in this Section 2.7 Holdco, Parent and their respective directors, officers, employees, agents and representatives following the First Effective Time shall have no further obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the Legacy Business pending the Legacy Monetization(s). The Holders, the Rights Agent and the CVR Holders’ Representative hereby release each of Holdco and Parent and their respective Affiliates, directors, officers, employees, agents and representatives from any liability, claims or losses relating to the performance or operations of the Legacy Business pending the Legacy Monetizations, it being understood that such release is part of the consideration for the issuance of the CVRs and retention of the Rights Agent hereunder.

Section 2.8.    Termination. This Agreement will expire and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Holdco to the CVR Holders’ Representative, if applicable, and the Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made (and the CVRs will expire without any consideration or compensation therefor), upon the earlier of (a) the payment of the full amount of all CVR Payment Amounts to the Rights Agent and the payment of the full amount of all CVR Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable CVR Payment Amount to each Holder at the address reflected in the CVR Register and (b) the expiration of the CVR Term; provided that this Agreement shall remain in effect and not limit the right of Holders to receive the CVR Payment Amounts to the extent earned prior to the expiration of this Agreement or held in the CVR Escrow or Reserve Fund, and the provisions applicable thereto will survive the expiration of this Agreement until such CVR Payments have been made, if applicable.

Section 2.9.    Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Holdco with or without consideration therefor. Nothing in this Agreement is intended to prohibit Holdco from offering to acquire all or a portion of the CVRs from time to time at a price determined by Holdco in its sole discretion (which price may vary over time and need not be the same price paid or payable to all Holders).

Section 2.10.    Operation of the Legacy Business During the CVR Term.

(a)    From and after the First Effective Time until the expiration of the CVR Term, except as expressly contemplated by this Agreement or required by Law, without the prior written consent of Holdco, Parent shall, and shall cause each of its Subsidiaries, to (i) conduct the operations of the Legacy Business in the ordinary course of business and, (ii) to the extent commercially reasonable and practicable, maintain and preserve intact its business organization, to retain the services of its current officers and key employees and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or required by applicable Law, from and after the date of this Agreement and until the expiration of the CVR Term, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Holdco, such consent not to be unreasonably withheld, conditioned or delayed: In furtherance of the foregoing, without the prior written consent of Holdco, Parent shall not:

(i)    Organizational Documents. Amend any of the Parent organizational documents or any of the comparable organizational documents of any of Parent’s Subsidiaries (including partnership agreements and limited liability company agreements) as the same are in effect immediately following the First Effective Time;

(ii)    Compensation and Benefits. (i)  Materially increase the compensation or benefits payable or to become payable to any current or former employee or any directors or officers, (ii) grant any severance or termination pay to any Continuing Parent Employee or any directors or officers other than as mandated by contract or pursuant to Parent’s policies, in either case as in effect prior to the date of this Agreement, (iii) renew or enter into or amend any new employment or severance agreement with any Continuing Parent Employee or any directors or officers, (iv) establish, adopt, enter into, materially amend or terminate any Parent Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Parent Benefit Plan, (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any facility closings or employee layoffs that do not comply with the WARN Act or implement any employee layoffs or reductions in force in violation of the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee or any directors or officers, except, in each case, (A) to the extent required by applicable Law, this Agreement or any Parent Benefit Plan in effect on the date of this Agreement that has been made available to the Company as of the date hereof; or (B) other than in respect of clause (vii) immediately above, to comply with Section 409A of the Code and guidance applicable thereunder;

(iii)    Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

(iv)    Contracts. Enter into any Contract outside of the ordinary course of business that would be binding on Holdco or any of its Affiliates other than Parent and its Subsidiaries.

(v)    Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money, other than pursuant to any indebtedness instrument outstanding as of the date of the Merger Agreement and made available to Parent;

(vi)    Loans. Make any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its executive officers, directors, employees, agents or consultants);

(vii)    Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;

(viii)   Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to Holdco or any of its Affiliates;

(ix)    Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or shareholder of Parent or Holdco that would be required to be described under Item 404 of Regulation S-K of the SEC; or

(x)    Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

ARTICLE III

THE RIGHTS AGENT

Section 3.1.    Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, fraud, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2.    Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent will report to both the CVR Holders’ Representative and Holdco. In addition:

(a)    the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)    the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c)    in the event of a dispute pursuant to Section 2.5(a), the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(d)    the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(e)    Parent and Holdco agree, jointly and severally, to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, fraud, bad faith or gross negligence or for the fees of counsel and expenses in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders. Any amounts paid in respect of the indemnification obligations set forth in this Section 3.2(e) or other costs, expenses or other liabilities incurred in connection therewith shall constitute Monetization Expenses.

(f)    Parent and Holdco agree, jointly and severally, (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the performance of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out‑of‑pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the agreed-upon fee of the Rights Agent as set forth on Schedule 1 will be rendered a reasonable time prior to, and paid on, the First Effective Time. The foregoing shall not apply to the extent an expense has been determined by a decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, fraud, bad faith or willful misconduct. An invoice for any out‑of‑pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent. Any amounts paid in respect of the indemnification obligations set forth in this Section 3.2(f) or other costs, expenses or other liabilities incurred in connection therewith shall constitute Monetization Expenses.

Section 3.3.    Resignation and Appointment of Successor.

(a)    The Rights Agent may resign at any time by giving written notice thereof to Holdco specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)    If the Rights Agent resigns or become incapable of acting, Holdco shall promptly appoint a qualified successor Rights Agent who may be the CVR Holders’ Representative or a Holder but shall not be an officer of Holdco. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)    Holdco shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first‑class mail, postage prepaid, to the CVR Holders’ Representative. The CVR Holders’ Representative shall forward such notice to the Holders.

Section 3.4.    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Holdco, the CVR Holders’ Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Parent, Holdco, the CVR Holders’ Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1.    List of Holders. The CVR Holders’ Representative shall furnish or cause to be furnished to the Rights Agent the names, addresses and shareholdings of the Holders immediately prior to the First Effective Time. Holdco shall cause the CVR Registrar to promptly provide a copy of the CVR Register to the CVR Holders’ Representative upon reasonable request.

Section 4.2.    Provision of CVR Payment Amounts. Holdco shall promptly provide the Rights Agent with the applicable cash payable in respect of any CVR Payment Amount, if any, to be distributed to the Holders in accordance with the terms of this Agreement.

Section 4.3.    Assignments. Parent and/or Holdco shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.1, Section 6.2 or Section 7.2 hereof. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Holdco and Parent) to serve as a successor CVR Holders’ Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the CVR Holders’ Representative. The CVR Holders’ Representative will incur no liability of any kind to the Holders with respect to any action or omission by the CVR Holders’ Representative in connection with the CVR Holders’ Representative’s services pursuant to this Agreement, except in the event of liability directly resulting from the CVR Holders’ Representative’s fraud, gross negligence or willful misconduct.

Section 4.4.    Records. Parent and Holdco shall, and shall cause their respective controlled Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm (a) whether any payments related to any Legacy Monetization giving rise to any CVR Payment Amounts have been received by Parent or its successors or Affiliates and (b) the applicable CVR Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

ARTICLE V

AMENDMENTS

Section 5.1.    Amendments without Consent of Holders. Without the consent of any Holders or of the CVR Holders’ Representative (except as to items described in (b), (c), (f) and (g) below, which shall require the prior written consent of the CVR Holders’ Representative), Holdco, at any time and from time to time after the First Effective Time, may unilaterally execute and implement one or more amendments hereto:

(a)    to evidence the succession of another Person to Holdco and the assumption by any such successor of the covenants of Holdco herein, in a transaction contemplated by Section 6.1 hereof;

(b)    to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(c)    to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(d)    as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable foreign or state securities or “blue sky” laws; provided that, in each case, such amendment does not adversely affect the interests of the Holders;

(e)    as may be necessary or appropriate to ensure that Holdco and/or any of its Affiliates is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(f)    to cancel the applicable CVRs (i) in the event that any Holder has abandoned its rights in accordance with this Agreement or (ii) following a transfer of such CVRs to Parent, Holdco or their Affiliates;

(g)    to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that, in each case, such amendment does not adversely affect the interests of the Holders; or

(h)    as may be necessary or appropriate to ensure that Parent complies with applicable Law.

Promptly after the execution by Holdco of any amendment pursuant to the provisions of this Section 5.1, Holdco shall provide a copy of such amendment to the CVR Holders’ Representative.

Section 5.2.    Amendments with Consent of Holders. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or of the CVR Holders’ Representative), with the consent of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, the CVR Holders’ Representative, Parent, Holdco and the CVR Holders’ Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. Parent, Holdco and the Rights Agent agree to fully cooperate with the CVR Holders’ Representative in soliciting and obtaining the consent of the Holders as required by this Section 5.2. Promptly after the execution by Holdco, Parent, the CVR Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Holdco will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3.    Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

    CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1.    Parent May Consolidate, Etc.

Parent shall not consolidate with or merge into any other Person other than as contemplated by the Merger Agreement or in connection with a Legacy Monetization.

Section 6.2.    Holdco May Consolidate, Etc.

Other than as contemplated by the Merger Agreement, Holdco shall not consolidate with or merge into any other Person other than a merger or consolidation where Holdco is the surviving corporation, unless:

(a)    the Person formed by such consolidation or into which Holdco is merged, (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Holdco to be performed or observed; and

(b)    Holdco has delivered to the CVR Holders’ Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation or merger complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.3.    No Allocation to Legacy Business. No transaction described in Section 6.1 shall give, and neither the First Merger nor the Second Merger shall give, the Holders the right to any CVR Payment Amount except as, if and when available pursuant to the terms and conditions of this Agreement.

Section 6.4.    Successor Substituted. Upon any consolidation of or merger by Holdco with or into any other Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Holdco under this Agreement with the same effect as if the Surviving Person had been named as Holdco herein.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1.    Notices. Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

(a)    if to a Holder or any or all Holders or the CVR Holders’ Representative, addressed to the CVR Holders’ Representative at: [●],

with a copy (which will not constitute notice) to:

[●]
Attn.:   [●]
Telephone:  [●]
Facsimile:   [●]
Email: [●]

(b)          if to Parent, addressed to it at:

IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
Attention:         Glenn Sandgren, Chief Executive Officer
Telephone:        +1 (218) 628-6436
Facsimile:         +1 (218) 628-3245
Email:               gsandgren@ikonics.com

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 S. 7th Street
Minneapolis, MN 55402-3901
Attention:         W. Morgan Burns & Joshua L. Colburn
Telephone:        +1 (612) 766-7000
Facsimile:         +1 (612) 766-1600
Email:               morgan.burns@faegredrinker.com;
                          joshua.colburn@faegredrinker.com

(c)          if to Holdco, addressed to it at:

Telluride Holdings, Inc.
9 Federal Street
Easton, MD 21601

Attention:          Paul Prager, Chief Executive Officer

Facsimile:         (410) 770-9705

E-Mail:              prager@terawulf.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:          Ariel J. Deckelbaum;

                   Sarah Stasny
Facsimile:         (212) 757-3990

                   (212) 492-0266
Email:                ajdeckelbaum@paulweiss.com

                    sstasny@paulweiss.com

if to the Rights Agent, addressed to it at: [●], email: [●], with a copy to [●], [●], email: [●];

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the third (3rd) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the first (1st) Business Day after the sending thereof.

Section 7.2.    Successors and Assigns. All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not. Parent may not assign this Agreement without the prior written consent of the CVR Holders’ Representative. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind his successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holders’ Representative), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by a majority in interest of the Holders.

Section 7.3.    Benefits of Agreement. Parent, Holdco and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the CVR Holders’ Representative (on behalf of itself and the Holders) and the Holders, acting by the written consent of Holders of not less than a majority of the then‑outstanding CVRs, are intended third‑party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and permitted assignees, Holdco, Holdco’s permitted successors and assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Holdco, Holdco’s successors and permitted assignees, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement.

Section 7.4.    Governing Law. This Agreement and the CVRs shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the state and federal courts located in the State of Delaware (the “Chosen Court”) in any action or proceeding arising out of or relating to this Agreement or the CVRs, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.4, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7.4.

Section 7.5.    Legal Holidays. In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 7.6.    Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the arbitration forum or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.7.    Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and the subject matter of this Agreement and supersedes any and all other prior or contemporaneous oral or written agreements made with respect to the CVRs or this Agreement, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.8.    Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.

Section 7.9.    Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent, Holdco or any of their Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID‑19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest In addition, none of Holdco or Parent shall be obligated to take any action hereunder (or prevented from taking any action prohibited hereunder) to the extent necessary to comply with applicable Law (including stock exchange rules and regulations).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Contingent Value Rights Agreement as of the day and year first above written.

IKONICS CORPORATION

By:
Name:
Title:

TELLURIDE HOLDINGS, INC.

By:	/s/
Name:
Name:

[●]

By:	/s/
Name:
Title:

Schedule 1

[●]